Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2020 Equity Incentive Plan, 2026 Equity Incentive Plan, and 2026 Employee Stock Purchase Plan of ADARx Pharmaceuticals, Inc. of our report dated June 22, 2026 (except for the second paragraph of Note 13, as to which the date is September 21, 2026), with respect to the consolidated financial statements of ADARx Pharmaceuticals, Inc. included in its Registration Statement (Form S-1 No. 333-298782), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
September 28, 2026